UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2005

RED ROBIN GOURMET BURGERS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-49916	84-1573084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 846-6000

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

(a) On November 11, 2005, the compensation committee of the board of directors of Red Robin Gourmet Burgers, Inc. (the “Company”), approved an amendment to the existing employment agreement between the Company and Dennis B. Mullen, the Company’s chairman and chief executive officer. Pursuant to the Company’s original employment agreement with Mr. Mullen dated as of September 7, 2005 (the “Employment Agreement”), the Company has agreed to provide Mr. Mullen certain commuting and housing benefits in connection with his service to the Company. The Company’s provision of these commuting and housing benefits will result in additional wage income to Mr. Mullen, which in turn would otherwise result in additional federal, state or local tax liability and Federal Insurance Contributions Act (“FICA”) tax liability. To compensate for any unintended increase in Mr. Mullen’s tax liability, the Company and Mr. Mullen entered into an amendment to the Employment Agreement whereby the Company has agreed to pay Mr. Mullen, in addition to all other payments and benefits he is entitled to receive under the Employment Agreement, an amount equal to his additional tax liability resulting from his receipt of commuting and housing benefits.

A copy of the amendment to Mr. Mullen’s Employment Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(b) On November 11, 2005, the Company’s board of directors, acting on the recommendation of the compensation committee, approved certain changes to the standard compensation arrangements for the Company’s non-employee directors, effective as of October 1, 2005. A summary of the standard arrangements now in effect for all non-employee directors of the Company is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

As described in more detail in Exhibit 99.2 to this Current Report on Form 8-K, non-employee directors will continue to receive an annual retainer of $25,000. Non-employee directors will also continue to receive a non-qualified option grant covering 5,000 shares upon joining the board of directors and be eligible to receive additional option grants covering up to a maximum of 5,000 shares per year. These arrangements are unchanged from those that were in effect prior to the board’s action.

The changes approved by the board of directors include the institution of an annual retainer in the amount of $5,000 for the lead director, $5,000 for the chairman of the audit committee, and $3,000 each for the chairman of the compensation committee and the chairman of the nominating and governance committee. The board also increased the meeting fee for each board and committee meeting attended from $1,000 to $2,000, in the case of meetings of the board, compensation committee or nominating and governance committee, and from $2,000 to $3,000 in the case of meetings of the audit committee (except in the case of the audit committee chairman, who instead will receive a meeting fee of $4,000 for each audit committee meeting attended). A director will continue to receive one-half of the applicable meeting fee in the event that the director participates in a scheduled in-person meeting by telephone.

The compensation committee believes that the changes described above are appropriate in light of the time commitment and responsibilities assumed by each director in serving on the Company’s board of directors and board committees. In determining the compensation arrangements for non-employee directors, the compensation committee and the board of directors utilized the services of Frederic W. Cook & Co., Inc., a nationally recognized compensation consulting firm, and reviewed market data on director compensation programs at comparable companies.

Item 8.01	Other Events

(a) On November 11, 2005, the board of directors, acting on the recommendation of the nominating and governance committee, appointed Taylor Simonton, a current director and member of the audit committee, to serve as chairman of the audit committee. Mr. Simonton replaces Edward T. Harvey, who has been appointed to serve as lead director. Mr. Harvey will remain a member of the audit committee.

Mr. Simonton retired from a 35 year career at PricewaterhouseCoopers LLP in 2001. Mr. Simonton was an audit partner at PricewaterhouseCoopers LLP for 23 years, including service in its National Office from 1995 to 2001 during which time he was a member of the group overseeing all accounting and auditing standards, SEC compliance, risk and quality and corporate governance matters for that firm. Since 2003, Mr. Simonton has served on the board of directors and as audit committee chairman of Fischer Imaging Corporation, a public company that designs, manufacturers and markets specialty medical imaging systems using digital technology.

The board of directors has determined that Mr. Simonton satisfies the criteria for an “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission.

(b) As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2005 (the “3rd Quarter 10-Q”), the Company has implemented certain remediation measures, and is in the process of creating and implementing additional remediation plans, for the internal control deficiencies noted in the 3rd Quarter 10-Q and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 10, 2005. On November 11, 2005, the board of directors, upon the recommendation of the audit committee, approved the retention of a nationally recognized third party internal audit service provider to implement the Company’s internal audit function. The internal audit function will report directly to the audit committee of the board of directors.

Item 9.01	Financial Statements And Exhibits

(c)	Exhibits

Exhibit Number	Description

99.1	First Amendment to Employment Agreement, dated as of November 17, 2005, between the Company and Dennis B. Mullen

99.2	Summary of Compensation Arrangements for Non-Employee Directors, effective October 1, 2005

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2005	RED ROBIN GOURMET BURGERS, INC., a Delaware corporation

	By:	/s/ KATHERINE L. SCHERPING
Katherine L. Scherping Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	First Amendment to Employment Agreement, dated as of November 17, 2005, between the Company and Dennis B. Mullen

99.2	Summary of Compensation Arrangements for Non-Employee Directors, effective October 1, 2005